As filed with the Securities and Exchange Commission on September 25, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ONEOK, Inc.

(Exact Name of Registrant as Specified in Its Charter)

100 West Fifth Street

Tulsa, Oklahoma 74103

(918) 588-7000

Oklahoma (State or Other Jurisdiction of Incorporation or Organization)	(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	73-1520922 (I.R.S. Employer Identification No.)

Stephen W. Lake

Senior Vice President, General Counsel and Assistant Secretary

ONEOK, Inc.

100 West Fifth Street

Tulsa, Oklahoma 74103

(918) 588-7000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Eric Grimshaw Vice President, Associate General Counsel and Secretary ONEOK, Inc. 100 West Fifth Street Tulsa, Oklahoma 74103 (918) 588-7000	Jordan B. Edwards GableGotwals 100 West Fifth Street, Suite 1100 Tulsa, Oklahoma 74103 (918) 595-4800	G. Michael O’Leary Andrews Kurth LLP 600 Travis Street, Suite 4200 Houston, Texas 77002 (713) 220-4200

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered(1)(3)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
ONEOK, Inc. common stock, par value $0.01 per share	5,000,000	$67.68	$338,400,000	$43,585.92

(1)	This Registration Statement includes 5,000,000 shares of common stock, $0.01 par value (the “Common Stock”), of ONEOK, Inc. for issuance under ONEOK, Inc.’s Direct Stock Purchase and Dividend Reinvestment Plan.
(2)	Pursuant to Rule 457(c) under the Securities Act, this estimate is based on the price of $67.68 per share of Common Stock, the average of the high and low sales price of the Common Stock on the New York Stock Exchange on September 22, 2014, which is a date within five business days prior to the date of filing of this Registration Statement.
(3)	If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered by this Registration Statement changes, then the provisions of Rule 416 under the Securities Act shall apply to this Registration Statement, and this Registration Statement shall be deemed to cover the additional securities resulting from the split of, or the dividend on, the securities covered by this Registration Statement.

PROSPECTUS

5,000,000 SHARES

ONEOK, Inc.

Common Stock, par value $0.01 per share, offered in connection with our

DIRECT STOCK PURCHASE AND DIVIDEND REINVESTMENT PLAN

Our Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”) provides a convenient way for you to purchase shares of our common stock, par value $0.01 per share (“Common Stock”), without paying any processing fees or service charges. The Plan promotes long-term ownership in our Common Stock by offering:

•	A simple way to increase your holdings in our Common Stock by automatically reinvesting your cash dividends;

•	The opportunity to purchase additional shares of Common Stock by making optional cash investments of at least $25 per investment, up to a maximum of $10,000 per month; and

•	A feature which allows you to deposit certificates representing our Common Stock into the Plan for safekeeping.

You do not have to be a current shareholder to participate in the Plan. You can purchase your first shares of our Common Stock pursuant to the Plan by making an initial investment of not less than $250 and not more than $10,000 per month. In order to participate in the Plan, you must elect to reinvest a minimum of 10% of the dividends (if any) paid on shares held in the Plan. To the extent required by state securities laws in certain jurisdictions, shares of our Common Stock that are offered under the Plan to persons who are not presently record holders of our Common Stock may be offered only through a registered broker/dealer.

Our Common Stock is listed on the New York Stock Exchange under the symbol “OKE.”

Investing in these securities involves certain risks. Please read “Risk Factors” on page 8 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is September 25, 2014.

ABOUT THIS PROSPECTUS

You should rely only on the information provided in or incorporated by reference in this prospectus. Neither we nor the Plan Administrator, Wells Fargo Shareowner Services, a division of Wells Fargo Bank, N.A., has authorized anyone else to provide you with different information. We are not making an offer of any securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any document incorporated by reference is accurate as of any date other than the date of the document in which such information is contained or such other date referred to in such document, regardless of the time of any sale or issuance of a security.

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may sell securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. You should read this prospectus together with additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below in the section entitled “Where You Can Find More Information.”

Unless we otherwise indicate or unless the context requires, all references in this prospectus to:

•	“Common Stock” means our common stock, par value $0.01 per share;

•	“ONEOK,” “we,” “our,” “us,” or similar references mean ONEOK, Inc. and its subsidiaries, predecessors and acquired businesses;

•	“ONEOK Partners” means ONEOK Partners, L.P.;

•	“Plan” means the ONEOK, Inc. Direct Stock Purchase and Dividend Reinvestment Plan; and

•	“Plan Administrator” or “WFSS” means Wells Fargo Shareowner Services, a division of Wells Fargo Bank, N.A.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC under the Securities Act of 1933, as amended, or the Securities Act, that registers the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at its Public Reference Room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You can obtain information about the operations of the SEC Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains information we file electronically with the SEC, which you can access at www.sec.gov. Our Common Stock is listed on the New York Stock Exchange (NYSE: OKE), and you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. General information about us, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports, is available free of charge through our website at www.oneok.com as soon as administratively possible after we electronically file them with, or furnish them to, the SEC. Information on, or accessible through, our website is not incorporated into this prospectus or our other securities filings and is not a part of these filings.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the previously filed information. The documents listed below and any future filings made by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, other than any portions of the respective filings that were furnished, pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K (including exhibits related thereto) or other applicable SEC rules, rather than filed, prior to the termination of the offering under this prospectus are incorporated by reference in this prospectus:

•	Annual Report on Form 10-K for the year ended December 31, 2013, filed on February 25, 2014;

•	Quarterly Reports on Form 10-Q for the periods ended March 31, 2014, filed on May 7, 2014 and June 30, 2014, filed on August 6, 2014;

•	Current Reports on Form 8-K filed on January 9, 2014, January 14, 2014, January 15, 2014, January 17, 2014 (except for the information furnished pursuant to Item 7.01 and the furnished exhibit relating to that information), January 30, 2014 (only the first report filed on this date), February 5, 2014, February 13, 2014 (only the first report filed on this date), February 21, 2014, March 6, 2014 (except for the information furnished pursuant to Item 7.01 and the furnished exhibit relating to that information), April 18, 2014 (except for the information furnished pursuant to Item 7.01 and the furnished exhibit relating to that information), May 23, 2014 (except for the information furnished pursuant to Item 7.01 and the furnished exhibit relating to that information), July 25, 2014 (except for the information furnished pursuant to Item 7.01 and the furnished exhibit relating to that information), and September 18, 2014; and

•	the description of our Common Stock contained in our Form 8-A registration statement filed with the SEC on November 21, 1997, including any amendment or report filed for the purpose of updating that description.

You may request a copy of these filings (other than an exhibit to the filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

ONEOK, Inc.

100 West Fifth Street

Tulsa, Oklahoma 74103

Attention: Corporate Secretary

Telephone: (918) 588-7000

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell, or soliciting an offer to buy, securities in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing or incorporated by reference in this prospectus is accurate only as of the date of the documents containing the information, regardless of the time of its delivery or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained and incorporated in this prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act, as amended, and Section 21E of the Exchange Act. The forward-looking statements relate to our anticipated financial performance, management plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this prospectus identified by words such as “anticipate,” “estimate,” “plan,” “expect,” “forecast,” “intend,” “believe,” “should,” “project,” “goal,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled” and other words and terms of similar meaning.

You should not place undue reliance on the forward-looking statements. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	the effects of weather and other natural phenomena, including climate change, on our operations, including energy sales and demand for our services and energy prices;

•	competition from other United States and foreign energy suppliers and transporters, as well as alternative forms of energy, including, but not limited to, solar power, wind power, geothermal energy and biofuels such as ethanol and biodiesel;

•	the capital intensive nature of our businesses;

•	the profitability of assets or businesses acquired or constructed by us;

•	our ability to make cost-saving changes in operations;

•	risks of marketing, trading and hedging activities, including the risks of changes in energy prices or the financial condition of our counterparties;

•	the uncertainty of estimates, including accruals and costs of environmental remediation;

•	the timing and extent of changes in energy commodity prices;

•	the effects of changes in governmental policies and regulatory actions, including changes with respect to income and other taxes, pipeline safety, environmental compliance, climate change initiatives and authorized rates of recovery of natural gas and natural gas transportation costs;

•	the impact on drilling and production by factors beyond our control, including the demand for natural gas and crude oil; producers’ desire and ability to obtain necessary permits; reserve performance; and capacity constraints on the pipelines that transport crude oil, natural gas and natural gas liquids (“NGLs”) from producing areas and our facilities;

•	changes in demand for the use of natural gas because of market conditions caused by concerns about climate change;

•	the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control, including the effect on pension and postretirement expense and funding resulting from changes in stock and bond market returns;

•	our indebtedness could make us vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at competitive disadvantages compared with our competitors that have less debt, or have other adverse consequences;

•	actions by rating agencies concerning the credit ratings of ONEOK and ONEOK Partners;

•	the results of administrative proceedings and litigation, regulatory actions, rule changes and receipt of expected clearances involving a local, state or federal regulatory body, including the Federal Energy Regulatory Commission (“FERC”), the National Transportation Safety Board, the Pipeline and Hazardous Materials Safety Administration, the EPA and the Commodities Futures Trading Commission;

•	our ability to access capital at competitive rates or on terms acceptable to us;

•	risks associated with adequate supply to our gathering, processing, fractionation and pipeline facilities, including production declines that outpace new drilling or extended periods of ethane rejection;

•	the risk that material weaknesses or significant deficiencies in our internal controls over financial reporting could emerge or that minor problems could become significant;

•	the impact and outcome of pending and future litigation;

•	the ability to market pipeline capacity on favorable terms, including the effects of:

•	future demand for and prices of natural gas, NGLs and crude oil;

•	competitive conditions in the overall energy market;

•	availability of supplies of Canadian and United States natural gas and crude oil; and

•	availability of additional storage capacity;

•	performance of contractual obligations by our customers, service providers, contractors and shippers;

•	the timely receipt of approval by applicable governmental entities for construction and operation of our pipeline and other projects and required regulatory clearances;

•	our ability to acquire all necessary permits, consents or other approvals in a timely manner, to promptly obtain all necessary materials and supplies required for construction, and to construct gathering, processing, storage, fractionation and transportation facilities without labor or contractor problems;

•	the mechanical integrity of facilities operated;

•	demand for our services in the proximity of our facilities;

•	our ability to control operating costs;

•	adverse labor relations;

•	acts of nature, sabotage, terrorism or other similar acts that cause damage to our facilities or our suppliers’ or shippers’ facilities;

•	economic climate and growth in the geographic areas in which we do business;

•	the risk of a prolonged slowdown in growth or decline in the United States or international economies, including liquidity risks in United States or foreign credit markets;

•	the impact of recently issued and future accounting updates and other changes in accounting policies;

•	the possibility of future terrorist attacks or the possibility or occurrence of an outbreak of, or changes in, hostilities or changes in the political conditions in the Middle East and elsewhere;

•	the risk of increased costs for insurance premiums, security or other items as a consequence of terrorist attacks;

•	risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;

•	the impact of uncontracted capacity in our assets being greater or less than expected;

•	the ability to recover operating costs and amounts equivalent to income taxes, costs of property, plant and equipment and regulatory assets in our state- and FERC-regulated rates;

•	the composition and quality of the natural gas and NGLs we gather and process in our plants and transport on our pipelines;

•	the efficiency of our plants in processing natural gas and extracting and fractionating NGLs;

•	the impact of potential impairment charges;

•	the risk inherent in the use of information systems in our respective businesses, implementation of new software and hardware, and the impact on the timeliness of information for financial reporting;

•	our ability to control construction costs and completion schedules of our pipelines and other projects; and

•	the risk factors listed in the reports we have filed and may file with the SEC, which are incorporated by reference.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in our forward-looking statements. Other factors could also have material adverse effects on our future results. These and other risks are described in greater detail in Part 1, Item 1A, Risk Factors, in our Annual Report on Form 10-K for the year ended December 31, 2013, and Part II, Item 1A, Risk Factors, in our Quarterly Reports on Form 10-Q for the periods ended March 31, 2014 and June 30, 2014. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or changes in circumstances, expectations or otherwise.

ABOUT ONEOK

We are a diversified energy company and successor to the company founded in 1906 known as Oklahoma Natural Gas Company. Our Common Stock is listed on the New York Stock Exchange under the trading symbol “OKE.” We are the sole general partner and, as of June 30, 2014, own 38.5 percent of ONEOK Partners (NYSE: OKS), one of the largest publicly traded master limited partnerships. Our goal is to provide management and resources enabling ONEOK Partners to execute its growth strategies and allowing us to grow our dividend. ONEOK Partners is a leader in the gathering, processing, storage and transportation of natural gas in the United States. In addition, ONEOK Partners owns one of the nation’s premier natural gas liquids systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers. ONEOK Partners applies its core capabilities of gathering, processing, fractionating, transporting, storing, marketing and distributing natural gas and NGLs through the rebundling of services across the value chains through vertical integration in an effort to provide its customers with premium services at lower costs. In 2014, we completed the separation of our natural gas distribution business that included Kansas Gas Service, Oklahoma Natural Gas and Texas Gas Service into a standalone publicly traded company, ONE Gas, Inc. (NYSE: OGS).

RISK FACTORS

Before you invest in our securities, you should carefully consider those risk factors included in our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q that are incorporated herein by reference, together with all of the other information included in this prospectus and the documents we incorporate by reference in evaluating an investment in our securities.

If any of the risks discussed in the foregoing documents were actually to occur, our business, financial condition, results of operations, or cash flow could be materially adversely affected. In that case, our ability to pay dividends to our shareholders or pay interest on, or the principal of, any debt securities, may be reduced, the trading price of our securities could decline and you could lose all or part of your investment.

SUMMARY OF THE PLAN

The following summary description of the Plan is qualified by reference to the full text of the Plan (as amended) contained in this prospectus. Terms used in this summary have the meanings given to them in the Plan.

The Plan amends and restates in its entirety our prior Direct Stock Purchase and Dividend Reinvestment Plan. Current participants will automatically continue to participate in the Plan, as set forth in “Information about the Plan.”

Purpose of Plan

The purpose of the Plan is to provide a cost-free and convenient way for our shareholders to invest all or a portion of their cash dividends in additional shares of our Common Stock. The Plan also provides us with a means of raising additional capital through the direct sale of our Common Stock.

Eligibility and Enrollment

If you currently own shares of our Common Stock, you can participate in the Plan by enrolling online at shareowneronline.com or by submitting a completed Account Authorization Form by mail See “Information about the Plan—3. How do I correspond with WFSS?” You may participate directly in the Plan only if you hold our Common Stock in your own name. If you hold shares through a brokerage or other account, you may participate directly in the Plan by having your shares transferred into your own name or you may arrange to have your broker or other custodian participate on your behalf. In order to participate in the Plan, you must elect to reinvest a minimum of 10% of the dividends (if any) paid on shares held in the Plan.

If you do not own any shares of our Common Stock, you can participate in the Plan by making an initial optional cash investment in our Common Stock of at least $250 by check, one time online investment or by automatic withdrawals from your account at a U.S. or Canadian financial institution as long as the funds are in U.S. dollars.

ONEOK reserves the right to exclude from participation in the Plan persons who utilize the Plan to engage in short-term trading activities that cause aberrations in the price or trading volume of its Common Stock.

Shareholders who reside in jurisdictions in which it is unlawful for ONEOK to permit their participation are not eligible to participate in the Plan.

Reinvestment of Dividends

If you are currently a shareholder, you can reinvest your cash dividends on some or all of your Common Stock in additional shares of Common Stock without having to pay processing fees or service fees.

Optional Cash Investments up to $10,000 per Month

If you are currently a shareholder, you can buy additional shares of Common Stock without having to pay processing fees or service fees. Current shareholders can invest a minimum of $25 and a maximum of $10,000 in any month. Purchases may be made by check, one time online investment or by automatic monthly withdrawals from your account at a U.S. or Canadian financial institution as long as the funds are in U.S. dollars.

New investors can buy their first shares directly through the Plan. The minimum initial cash investment is $250 by check or one time online investment, or $25 using the automatic investment feature for at least ten consecutive investments. Unless certain circumstances apply, initial cash investments cannot exceed $10,000 per month. See “Information About The Plan—29. Can I make an optional cash investment in excess of $10,000 per month?”

Purchase Date

When WFSS purchases shares of Common Stock on behalf of a participant, those purchases are deemed to have been made on the “Purchase Date.” If WFSS is buying shares of Common Stock directly from us with dividends being reinvested, the Purchase Date will occur on the dividend payment date (or if such date is not a trading day, then the first trading day immediately preceding that date). If WFSS is buying Common Stock directly from us with optional cash investments of up to $10,000 per month, then a Purchase Date will generally occur within five (5) trading days from receipt of the investment amount for all such purchases requested by all participants from two business days before the preceding Purchase Date. If WFSS is buying shares of Common Stock directly from us with optional cash investments in excess of $10,000 per month pursuant to an approved request for waiver, then WFSS will purchase shares of Common Stock once each month over a one to fifteen day pricing period, with each day in the pricing period being considered a Purchase Date, as more fully discussed below.

If WFSS purchases shares of Common Stock in the open market or in privately negotiated transactions, whether with dividends being reinvested or with optional cash payments, WFSS will purchase those shares as soon as is practical beginning on the day that would be deemed the Purchase Date if such shares of Common Stock were purchased from us.

Source of Shares

WFSS will purchase shares of Common Stock sold to participants either directly from us as newly issued shares of Common Stock or treasury shares, or from parties other than us either in the open market or in privately negotiated transactions or through a combination of the above.

Purchase Price

If WFSS purchases shares of Common Stock directly from us with reinvested dividends or optional cash investments of up to $10,000 per month, WFSS will pay a price equal to 100% (subject to change as provided below) of the average of the high and low sales prices for a share of our Common Stock reported by the New York Stock Exchange on the applicable Purchase Date, or, if no trading occurs in shares of Common Stock on the applicable Purchase Date, the first trading day immediately preceding the Purchase Date for which trades are reported, computed to four decimal places.

If WFSS purchases shares of Common Stock directly from us with optional cash investments of greater than $10,000 per month pursuant to an approved request for waiver, WFSS will purchase such shares of Common Stock pro rata over a one to fifteen day pricing period, with each day in the pricing period being a Purchase Date. The one to fifteen day pricing period is the ten consecutive trading days ending on either the dividend payment date during any month in which we pay a cash dividend or the 15th day of any month in which we do not pay a cash dividend (or if either date is not a trading day, then the first trading day immediately preceding such date). On each of the ten Purchase Dates, WFSS will pay a price equal to 100% (subject to change as provided below) of the average of the daily high and low sales prices for a share of our Common Stock reported by the New York Stock Exchange computed to four decimal places. Purchases by WFSS during the pricing period may be subject to a minimum price, as more fully described below.

The price WFSS will pay us for shares of Common Stock in the case of dividend reinvestments or optional cash investments may be discounted by up to 5% at our sole discretion. As of the date of this prospectus, there is no discount for purchases.

If WFSS purchases shares of Common Stock in the open market or in privately negotiated transactions, then the purchase price to participants will be equal to the weighted average purchase price paid by WFSS for those shares, computed to four decimal places.

Number of Shares Offered

This prospectus covers five million (5,000,000) shares of Common Stock. Because we expect to continue the Plan indefinitely, we expect to authorize and register additional shares from time to time as necessary for purposes of the Plan.

Advantages of the Plan

•	Both current shareholders and new investors can participate in the Plan.

•	The Plan provides participants with the opportunity to reinvest cash dividends in additional shares of Common Stock without having to pay processing fees or service fees.

•	The Plan provides participants with the opportunity to make optional cash investments, subject to minimum and maximum amounts, for the purchase of shares of Common Stock without having to pay any processing fees or service fees.

•	From time to time, at our sole discretion, the Plan may provide up to a 5% discount on shares of Common Stock purchased from us through reinvested dividends and optional monthly cash investments.

•	Cash dividends paid on shares enrolled in the Plan can be fully invested in additional shares of Common Stock because the Plan permits fractional shares to be credited to participants’ accounts. Dividends on fractional shares, as well as on whole shares, may also be reinvested in additional shares which will be credited to participants’ accounts.

•	For safekeeping purposes, a participant can convert Common Stock certificates into shares that will be credited to his or her account. As an added convenience, WFSS offers optional mail-loss insurance of up to $100,000 coverage per envelope.

•	At the request of participants and at no charge, WFSS will send certificates to participants for whole shares credited to their accounts.

•	At any time, a participant may request the sale of all or part of the shares credited to his or her account.

•	Periodic statements reflecting all current activity, including purchases or sales of shares and the most recent account balance, should simplify participants’ record keeping.

•	You may elect to have statements and other information sent to you automatically by initiating eDelivery through shareowneronline.com.

Some Disadvantages of the Plan

•	No interest will be paid on dividends or optional cash investments held pending reinvestment or investment. In addition, optional cash investments of less than $25 and that portion of any optional cash investment that exceeds the maximum purchase limit of $10,000 per month, unless that limit has been waived, are subject to return to the participant without interest.

•	With respect to optional cash investments in excess of $10,000 per month pursuant to an approved request for waiver, the actual number of shares to be purchased will not be determined until after the end of the relevant pricing period. Therefore, during the pricing period, participants will not know the actual price per share or number of shares they have purchased.

•	Because optional cash investments are not necessarily invested by WFSS immediately on receipt, those payments may be exposed to changes in market conditions for a longer period of time than in the case of typical secondary market transactions.

•	Sales of shares of Common Stock credited to a participant’s account will involve a nominal fee per transaction to be deducted from the proceeds of the sale by WFSS (if the sale is made by WFSS at the request of a participant), plus any processing fees.

•	Shares of Common Stock credited to the participant’s account cannot be pledged unless and until the participant requests the issuance of a stock certificate for these shares, and such a stock certificate is issued.

•	We reserve the right to exclude from participation in the Plan persons who use the Plan to engage in short-term trading activities that we deem to cause aberrations in the price or trading volume of our Common Stock. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons in order to eliminate practices which we deem inconsistent with the purposes of the Plan.

Our principal executive offices are located at 100 West Fifth Street, Tulsa, Oklahoma 74103 and our telephone number is (918) 588-7000.

Please read this prospectus carefully and keep it and all account statements for future reference.

If you have any questions about the Plan, please call WFSS toll-free at 1-866-235-0232. Participants from outside the United States may call (651) 450-4064. Customer service representatives are available between the hours of 7:00 a.m. and 7:00 p.m., Central Time, on each business day.

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus or the information we have previously filed with the Securities and Exchange Commission that is incorporated by reference herein is accurate as of any date other than its respective date.

The shares of Common Stock being offered under this prospectus are not insured or protected by any governmental agency and involve investment risk, including the possible loss of all funds invested. The payment of dividends by us is discretionary and dividend payments may increase, decrease or be eliminated altogether at the discretion of our Board of Directors.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved the securities to be issued under this prospectus or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

We will bear the costs relating to the registration of the shares of Common Stock being offered by this prospectus, estimated to be approximately $143,586.

INFORMATION ABOUT THE PLAN

The following questions and answers explain and constitute the governing document for the Plan.

The Plan amends and restates in its entirety our prior Direct Stock Purchase and Dividend Reinvestment Plan. Current participants will automatically continue to participate in the Plan as set forth below.

The provisions of the Plan, in effect as of the date of this prospectus, are set forth below. Shareholders who do not elect to participate in the Plan will receive cash dividends, as declared and paid in the usual manner.

1.	What is the purpose of the Plan?

The purpose of the Plan is to provide our shareholders and other investors with a convenient and low-cost method of purchasing shares of Common Stock and reinvesting all or a portion of their cash dividends in additional shares of Common Stock. The Plan allows current shareholders and interested new investors the opportunity to invest cash dividends and optional cash investments in additional shares of our Common Stock without payment of any processing fee or service fee. To the extent additional shares are purchased directly from us, the Plan also provides us a means of raising additional capital through the direct sale of shares of Common Stock. The Plan is primarily intended for the benefit of long-term investors, and not for the benefit of individuals or institutions who engage in short-term trading activities that could cause aberrations in the price or trading volume of our Common Stock. We intend to use the net proceeds from the sale of newly-issued shares of Common Stock or treasury stock for one or more of the following, depending upon circumstances at the time of such sales: repayment of indebtedness, investments in assets, working capital, and general corporate purposes.

2.	Who will administer the Plan?

The Plan will be administered by WFSS. WFSS acts as Plan Administrator for participants, processes purchasing of shares of Common Stock acquired under the Plan, keeps records of the accounts of participants, sends regular reports of account activity to participants and performs other duties relating to the Plan. Shares purchased for each participant under the Plan will be credited to that participant’s account maintained by WFSS, unless and until a participant requests the issuance of a stock certificate for all or part of the shares or requests the sale of all or part of the shares. WFSS also serves as dividend disbursement agent, transfer agent and registrar for our Common Stock. WFSS reserves the right to resign at any time upon reasonable notice to us.

3.	How do I correspond with WFSS?

All correspondence and inquiries concerning the Plan should be directed to WFSS as follows:

Internet

shareowneronline.com

Available 24 hours a day, 7 days a week for access to account information and answers to many common questions and general inquiries.

To enroll in the Plan:

If you are an existing registered shareowner:

1.	Go to shareowneronline.com

2.	Select Sign Up Now!

3.	Enter your Authentication ID* and Account Number

*	If you do not have your Authentication ID, select I do not have my Authentication ID. For security, this number is required for first time sign on.

If you are a new investor:

1.	Go to shareowneronline.com

2.	Under Invest in a Plan, select Direct Purchase Plan

3.	Select ONEOK, Inc.

4.	Under New Investors, select Invest Now

5.	Follow instructions on Buy Shares

Email

Go to shareowneronline.com and select Contact Us.

Telephone

Toll-Free: (866) 235-0232

Outside the United States: (651) 450-4064

Shareowner Relations Specialists are available Monday through Friday, from 7:00 a.m. to 7:00 p.m. Central Time.

You may also access your account information 24 hours a day, 7 days a week using our automated voice response system.

Written correspondence and deposit of certificated shares*

Wells Fargo Shareowner Services

P.O. Box 64856

St. Paul, MN 55164-0856

Certified and overnight delivery

Wells Fargo Shareowner Services

1110 Centre Pointe Curve, Suite 101

Mendota Heights, MN 55120-4100

*	If sending a certificate for deposit, see Question 16 below.

4.	Who is eligible?

All interested persons and entities, whether or not current holders of record of our Common Stock, may participate in the Plan. In order to participate in the Plan, you must elect to reinvest a minimum of 10% of the dividends (if any) paid on shares held in the Plan.

A shareholder whose shares of Common Stock are registered in his or her name may participate in the Plan directly. A beneficial owner (a shareholder whose shares of Common Stock are registered in a name other than his or her name, for example, in the name of a broker, bank or other nominee) may participate in the Plan directly upon becoming a registered holder by having the shares transferred into his or her name. Alternatively, a beneficial owner may participate in the Plan by making arrangements with his or her broker, bank or other nominee to participate in the Plan on his or her behalf.

In addition, a new investor may participate in the Plan by making an initial optional cash investment in our Common Stock of not less than $250 or more than $10,000 per month subject to limited exceptions. See “Information About The Plan—29. Can I make an optional cash investment in excess of $10,000 per month?”

The right to participate in the Plan is not transferable to another person apart from a transfer of the underlying shares of Common Stock. We reserve the right to exclude from participation in the Plan persons who use the Plan to engage in short-term trading activities that we deem to cause aberrations in the price or trading volume of our Common Stock. We also reserve the right to exclude initial cash investments for any reason, including failure to comply with securities laws.

In order to participate, you must fulfill conditions of participation described below in the answer to Question 5 regarding enrollment procedures; and if you are a citizen or resident of a country other than the United States, its territories and possessions, your participation must not violate local laws applicable to you, us or the Plan. Participants residing in jurisdictions in which their participation in the Plan would be unlawful will not be eligible to participate in the Plan. If you are a citizen or resident of a country other than the United States, before enrolling in the Plan you should consult your own tax advisor regarding the tax consequences to you of participation in the Plan under the tax laws of the country in which you reside.

5.	What are the enrollment procedures?

New investors may enroll in the Plan by submitting a completed Account Authorization Form to WFSS together with a minimum initial investment of $250 by check. Alternatively, a new investor may make an initial investment by authorizing automatic withdrawals from his or her account at a U.S. or Canadian financial institution of at least $25 per investment for a minimum of ten consecutive investments in U.S. dollars.

New investors may also enroll online at shareowneronline.com by following the instructions provided for opening a ONEOK account. New investors will be asked to complete an Account Authorization Form and to submit an initial investment. Initial investments can be made by authorizing a one-time withdrawal for at least $250 and up to a maximum of $10,000 per month, or establishing an automatic withdrawal from a U.S. or Canadian financial institution in U.S. dollars for a minimum of $25 per investment for a minimum of ten consecutive investments.

Registered shareholders (i.e., holders of record) may enroll in the Plan online at shareowneronline.com or by submitting a completed Account Authorization Form to WFSS.

If you are a beneficial owner of shares of Common Stock registered in the name of a financial intermediary (for example, a bank, broker or other nominee), you may participate in the Plan directly after you have instructed your financial intermediary to re-register your shares in your name and those shares have been re-registered. Any costs associated with that registration will be borne by you. You may then enroll in the Plan as a registered shareholder, without having to make an initial investment. Alternatively, you may make arrangements for your financial intermediary to participate in the Plan on your behalf.

The Account Authorization Form, which is available upon request from WFSS, appoints WFSS as the participant’s agent for purposes of the Plan and directs WFSS to purchase additional shares of Common Stock with the cash dividends on the number of shares of Common Stock specified by the participant on the applicable form. The Account Authorization Form also directs WFSS to purchase additional shares of Common Stock with any optional cash investments that the participant may elect to make.

WFSS will process your enrollment request as soon as administratively possible. Participation in the Plan will begin after the properly completed forms and any required payments have been accepted by WFSS.

6.	What options for reinvesting dividends does the Account Authorization Form provide?

We typically pay dividends on our Common Stock quarterly. The payment of dividends in the future and the amount of dividend payments, if any, will depend upon our financial condition and other factors as the Board of Directors deems relevant. Dividends are paid as and when declared by our Board of Directors. There can be no assurance as to the declaration or payment of a dividend, and nothing contained in the Plan obligates us to declare or pay any dividend on our Common Stock. The Plan does not represent a guarantee of future dividends.

In order to participate in the Plan, you must elect to reinvest a minimum of 10% of the dividends (if any) paid on shares held in the Plan. You may select from the following dividend reinvestment options:

Full Dividend Reinvestment: All cash dividends payable on shares held in the Plan, along with any shares held in physical certificate form or through book-entry Direct Registration Shares (“DRS”), will be used to purchase additional shares. The participant will not receive cash dividends from ONEOK; instead, all dividends will be reinvested. Whole and fractional shares will be allocated to the Plan account.

Partial Dividend Reinvestment: A participant may elect to reinvest a portion of the dividend and receive the remainder in cash. The percentage elected will be applied to the total shares held in the Plan, along with any shares held in physical certificate form or held through book-entry DRS. A participant may elect percentages from 10%-90%, in increments of 10%. The cash portion of dividends will be sent by check unless the participant has elected to have those dividends deposited directly to a designated bank account.

An example of partial reinvestment by percentage: A participant has a total of 150 shares; 120 shares are held in the Plan, 15 in physical certificate form and 15 shares in book entry DRS. The participant chooses to have 50% of the total dividends reinvested. This will equate to 75 shares having dividends reinvested and 75 shares having dividends paid in cash.

For each method of dividend reinvestment, dividends will be reinvested in the manner specified above until the participant specifies otherwise, or until the Plan is terminated.

7.	Can I change my dividend reinvestment option?

Yes. You may change your dividend option online at shareowneronline.com, by calling or writing to WFSS or by submitting a new election on an Account Authorization Form to WFSS. To be effective for a specific dividend, any change must be received by WFSS at least one business day before the record date for that dividend. The record date is usually the last business day of the month preceding the month in which a dividend is paid.

8.	Can I discontinue dividend reinvestment?

Yes. You may discontinue reinvestment of dividends at any time online at shareowneronline.com or by giving telephone or written instructions to WFSS, provided, however, that in order to participate in the Plan you must reinvest a minimum of 10% of the dividends (if any) paid on shares held in the Plan. If WFSS receives the request to discontinue dividend reinvestment near a record date for a dividend, WFSS may either pay the dividend in cash or reinvest it under the Plan on the next Purchase Date to purchase Common Stock on your behalf. If reinvested, WFSS will sell the shares purchased and send the proceeds to you less any service fee, applicable processing fee and any other costs of sale. All per share processing fees include the applicable brokerage commissions WFSS is required to pay. After processing your request to discontinue a portion of your dividend reinvestment, any shares credited to your account under the Plan will be held in book-entry form. Dividends on any shares held in book-entry form, and on any shares held in stock certificate form, will be paid in cash by check or by direct deposit to a pre-designated account at a U.S. or Canadian financial institution of your choice.

9.	Can I have my dividends directly deposited?

Yes. For electronic direct deposit of any dividend funds, contact WFSS to request a Direct Deposit of Dividends Authorization Form. The participant should include a voided check or deposit slip from the bank account for which to set up direct deposit. If the shares are jointly owned, all owners must sign the form. You may obtain a Direct Deposit of Dividends Authorization Form by calling WFSS at 1-866-235-0232. Alternatively you may authorize direct deposit online at shareowneronline.com.

A Direct Deposit of Dividends Authorization Form will be processed and will become effective as soon as administratively possible after receipt by WFSS. You may change your designated bank account for automatic direct deposit or discontinue this feature at any time online or by submitting to WFSS a new Direct Deposit of Dividends Authorization Form or by written instruction to WFSS.

10.	How can I make a cash investment?

You can make additional cash investments in the Plan at any time either by check or by authorizing one-time or recurring automatic bank withdrawals from a U.S. or Canadian financial institution. The dollars you invest (less any applicable fees) will go towards purchasing whole and fractional shares. Please read “—18. How do I sell shares credited to my account?—Investment Summary and Fees.”

Check—To make an investment by check, complete and return a Transaction Request Form (attached to your account statement) together with your payment. The check must be made payable to “Shareowner Services” in U.S. dollars.

One-time automatic withdrawal—You can make a one-time automatic withdrawal from a designated checking or savings account at a U.S. or Canadian financial institution in U.S. dollars by signing on to shareowneronline.com.

Recurring automatic withdrawals—You can make regular investments with automatic monthly withdrawals from a designated checking or savings account at a U.S. or Canadian financial institution in U.S. dollars. You can authorize automatic monthly investments by signing on to shareowneronline.com.

A new investor may make an initial investment by authorizing automatic withdrawals of at least $25 for a minimum of ten consecutive investments.

If automatic withdrawals are used for optional cash investments, you must either (i) complete and sign the Account Authorization Form for automatic withdrawals and return it to WFSS, with either a voided blank check or a deposit slip for the bank account from which funds are to be drawn or (ii) enroll online at shareowneronline.com. The Account Authorization Forms will be processed and will become effective as soon as administratively possible; however, you should allow four to six weeks for the first investment to be initiated using this automatic investment feature.

Once automatic withdrawals begin, funds will be withdrawn from your bank account on either the 1st day or the 15th day of each month, or both (at your option), or on the next business day if either of those days is not a business day. Funds normally will be invested within five business days.

Automatic withdrawals will continue indefinitely until you notify WFSS online, by telephone or in writing that the automatic withdrawals are to be changed or stopped.

You must complete a new Account Authorization Form for automatic withdrawals when you transfer ownership of shares or otherwise establish a new account on WFSS’ records, or close or change your designated bank account or are assigned a new account number by your bank.

To be effective with respect to a particular investment date, a change request must be received by the Plan Administrator at least 15 trading days prior to the investment date.

In the event that your check for a cash investment is returned unpaid for any reason, or an authorized automatic withdrawal cannot be effected, WFSS will consider the request for investment of such funds null and void. WFSS shall immediately remove from your account those shares, if any, purchased upon the prior credit of such funds. WFSS shall thereupon be entitled to sell shares to satisfy any uncollected amount plus any applicable fees. If the net proceeds of the sale of such shares are insufficient to satisfy the balance of such uncollected amounts, WFSS shall be entitled to sell such additional shares from your account as may be necessary to satisfy the uncollected balance.

Other forms of Payment.

Optional cash investments in excess of $10,000 per month pursuant to a request for waiver that we approve may be made only by wire transfer. Wire transfers made pursuant to a request for waiver must be received by WFSS by 12:00 p.m., Central Time, on the business day before the first day of the relevant pricing period (as described below).

11.	How do I make optional cash investments up to $10,000 per month?

If you are a current shareholder, you may make optional cash investments by personal check or one-time online investment, or automatic withdrawals from your account at a U.S. or Canadian financial institution in U.S. dollars in the minimum amount of $25, up to a maximum amount of $10,000 per month.

If you are a new investor, the minimum initial investment is $250 by personal check or one-time online investment, or $25 by automatic withdrawal from a U.S. or Canadian financial institution in U.S. dollars for a minimum of ten consecutive investments.

Except when accompanied by an approved Request for Waiver Form (as described below in Question 29), the aggregate of your optional cash investments cannot exceed $10,000 per month. Optional cash investments up to $10,000 per month must be received by WFSS one business day prior to a Purchase Date in order to be invested on that Purchase Date. Cash received after that date will be held by WFSS for purchases to be made on the next Purchase Date.

No interest will be paid on payments received and held pending investment by WFSS.

We may adjust all minimum and maximum Plan investment amounts at our discretion from time to time after notification to all participants. Amounts representing uninvested optional cash payments will be returned to you promptly following your telephone or written request received by WFSS not less than two business days before a Purchase Date.

Participants should be aware that because investments under the Plan are made as of specified dates, one may lose any advantage that otherwise might be available from being able to select the timing of an investment. Neither we nor WFSS can assure a profit or protect against a loss on shares of Common Stock purchased under the Plan.

12.	What is a Purchase Date and when do Purchase Dates occur?

The “Purchase Date” is the date or dates on which shares of Common Stock are deemed to have been purchased with reinvested dividends or optional cash payments and which are used to calculate the purchase price of the purchased shares. The Purchase Date under the Plan depends on whether you purchase the shares with reinvested dividends or optional cash payments and whether we issue new shares to you or WFSS obtains your shares by purchasing them from parties other than us.

•

Reinvested Dividends: If shares acquired with reinvested dividends are acquired directly from us, the Purchase Date is the dividend payment date (or if that date is not a trading day, then the first trading day immediately preceding that date). If shares acquired with reinvested dividends are acquired from parties other than us either in open market or privately negotiated purchases, the Purchase Date will be the date or dates on which those purchases occur, which will commence on the applicable dividend payment date and will be completed no later than thirty days following the dividend payment date, except where completion at a later date is necessary or advisable under any applicable federal or state securities laws or regulations. The record date associated with a particular dividend is referred to in this Plan as a “dividend record date.”

•	Optional Cash Investments up to $10,000 per month: If shares will be purchased directly from us with optional cash investments up to $10,000 per month, a Purchase Date will occur at least once every five business days for all such purchases. If WFSS acquires shares from parties other than us either in open market or privately negotiated purchases, such purchases will begin on the day that would be deemed the Purchase Date if the shares were acquired directly from us and will be completed no later than thirty-five days following such date, except where completion at a later date is necessary or advisable under any applicable federal or state securities laws or regulations. Optional cash investments up to $10,000 per month must be received by WFSS two business days prior to a Purchase Date in order to be invested on that Purchase Date. Otherwise the cash will not be invested until the next Purchase Date.

•	Optional Cash Investments in Excess of $10,000 per month: If shares of Common Stock will be purchased directly from us with an optional cash investment in excess of $10,000 per month pursuant to an approved request for waiver, then there will be ten (10) Purchase Dates, each of which will occur on a separate day on which the New York Stock Exchange is open for business in a Pricing Period (as defined in the next paragraph), with one-tenth (1/10 or 10%) of your optional cash investment being invested on each Purchase Date, subject to the qualifications set forth under “Minimum Waiver Price” in the answer to Question 14 below. WFSS must receive your optional cash investment in good funds along with an approved Request For Waiver Form not later than the trading day immediately preceding the commencement of the Pricing Period. Otherwise, the cash will not be invested until the next Pricing Period.

•	The “Pricing Period” is the period encompassing the ten consecutive trading days ending on either (1) the dividend payment date during any month in which we pay a cash dividend or (2) the 15th day of any month in which we do not pay a cash dividend (or if either date is not a trading day, then the first trading day immediately preceding such date).

13.	What is the source of Common Stock purchased through the Plan?

WFSS will, at our discretion, purchase shares of Common Stock sold to participants either directly from us as newly issued shares of Common Stock or treasury shares, or from parties other than us either in the open market or in privately negotiated transactions or through a combination of the above.

Full and fractional shares acquired under the Plan will be calculated and credited to participants’ accounts. The number of shares purchased will be the total amount invested divided by the applicable purchase price per share as described below.

14.	What is the purchase price for shares purchased through the Plan?

The purchase price under the Plan depends in part on whether the shares are purchased from us or from parties other than us. The purchase price also depends on whether we are offering discounts on purchases under the Plan at that time.

Reinvested Dividends

If shares of Common Stock are purchased directly from us with reinvested dividends, the purchase price to you will equal 100% (subject to change as provided below) of the average of the high and low sales prices for a share of Common Stock reported by the New York Stock Exchange on the applicable Purchase Date, or, if no trading occurs in shares of Common Stock on the applicable Purchase Date, the first trading day immediately preceding the Purchase Date for which trades are reported, computed to four decimal places. The purchase price may be reduced by up to 5% if we are offering a discount on purchases with reinvested dividends on the applicable Purchase Date.

If the shares of Common Stock are purchased in the open market or in privately negotiated transactions, then the purchase price to you will equal the weighted average purchase price paid for those shares, computed to four decimal places. Discounts will not be available when shares are purchased from persons other than us.

Optional Cash Investments up to $10,000 per month

If shares of Common Stock purchased with optional cash payments up to $10,000 per month are purchased directly from us the purchase price to you will equal 100% (subject to change as provided below) of the average of the high and low sales prices for a share of Common Stock reported by the New York Stock Exchange on the applicable Purchase Date, or, if no trading occurs in shares of Common Stock on the applicable Purchase Date, the first trading day immediately preceding the Purchase Date for which trades are reported, computed to four decimal places. The purchase price may be reduced by up to 5% if we are offering a discount on purchases with optional cash investments up to $10,000 per month on the applicable Purchase Date.

If WFSS purchases shares of Common Stock in the open market or in privately negotiated transactions, then the purchase price will be a price equal to the weighted average purchase price paid by WFSS for those shares, computed to four decimal places. Discounts are not available when shares are purchased from persons other than us.

Optional Cash Investments in Excess of $10,000 per month

Shares purchased with optional cash payments in excess of $10,000 per month pursuant to a granted waiver will be purchased directly from us. The purchase price will be a price equal to 100% (subject to change as provided below) of the average of the daily high and low sales prices of our Common Stock reported by the New York Stock Exchange for the trading day relating to each of the ten Purchase Dates during the one to fifteen day Pricing Period (computed to four decimal places), with one-tenth (1/10 or 10%) of such optional cash investment being invested on each Purchase Date. The purchase price may be reduced by any discount that we have provided for optional cash investments in excess of $10,000 per month on that Purchase Date.

We may set a minimum purchase price per share (the “Minimum Waiver Price”) for optional cash investments in excess of $10,000 per month made pursuant to a granted waiver for any Pricing Period. We will determine whether to set a Minimum Waiver Price, and, if so, its amount, at least two business days before the first day of the Pricing Period. We will notify WFSS of the Minimum Waiver Price, if any. In deciding whether to set a Minimum Waiver Price, we will consider current market conditions, the level of participation in the Plan and our current and projected capital needs, among other things.

We will fix the Minimum Waiver Price for a Pricing Period as a dollar amount that the average of the high and low sale prices reported by the New York Stock Exchange for each trading day of that Pricing Period (not adjusted for discounts, if any) must equal or exceed. We will exclude from the Pricing Period and from the determination of the purchase price any trading day within the Pricing Period that does not meet the Minimum Waiver Price. We also will exclude from the Pricing Period and from the determination of the purchase price any day in which no trades of Common Stock are made on the New York Stock Exchange. Thus, for example, if the Minimum Waiver Price is not met or no sales of Common Stock are reported for two of the ten trading days in a Pricing Period, then we will base the purchase price upon the remaining eight trading days in which the Minimum Waiver Price was met.

In addition, we will return a portion of each optional cash investment in excess of $10,000 per month for each trading day of a Pricing Period for which the Minimum Waiver Price is not met or for each day in which no trades of Common Stock are reported on the New York Stock Exchange. The returned amount will equal one-tenth (1/10 or 10%) of the total amount of that optional cash investment (not just the amount exceeding $10,000 per month) for each trading day that the Minimum Waiver Price is not met or for each trading day in which sales are not reported. Thus, for example, if the Minimum Waiver Price is not met or no sales of Common Stock are reported for two of the ten trading days in a Pricing Period, then we will return two-tenths (2/10 or 20%) of the optional cash investment to you without interest after conclusion of the Pricing Period.

The establishment of the Minimum Waiver Price and the possible return of a portion of the investment applies only to optional cash investments in excess of $10,000 per month made pursuant to a granted waiver. Setting a Minimum Waiver Price for a Pricing Period will not affect the setting of a Minimum Waiver Price for any other Pricing Period. We may waive our right to set a Minimum Waiver Price for any particular month. Neither we nor WFSS is required to give you notice of the Minimum Waiver Price for any Pricing Period. The establishment of the Minimum Waiver Price and the potential return of a portion of investment funds applies only to investments made pursuant to optional cash payments in excess of $10,000 per month. Establishing a Minimum Waiver Price for a particular pricing period will not affect the establishment of a Minimum Waiver Price for any subsequent pricing period.

If we establish a Minimum Waiver Price for any pricing period, we may elect to extend that pricing period. If we do so, the initial pricing period may be extended by the number of trading days during the initial pricing period, up to five trading days, during which the Minimum Waiver Price is not satisfied or there are no trades of shares of Common Stock on the New York Stock Exchange.

Discount

A discount of up to 5% may be offered, in ONEOK’s sole discretion, with respect to a particular Purchase Date to participants on purchases of shares of Common Stock directly from us through dividend reinvestment, optional cash investments up to $10,000 per month, and optional cash investments in excess of $10,000 per month. Information regarding any such offer of a discount may be obtained by contacting ONEOK or by visiting our website at www.oneok.com. We will announce the discount rate, if any, by the third business day before the Purchase Date with respect to dividend reinvestments and optional cash investments up to $10,000 per month. The discount rate, if any, on optional cash purchases in excess of $10,000 per month will be announced at least two business days before the first day of the Pricing Period. As of the date of this prospectus, there is no discount for purchases.

15.	May I add my certificate shares of Common Stock to my Plan account for safekeeping?

Yes. You may use the Plan’s “share safekeeping” service to deposit any Common Stock certificates in your possession with WFSS. Shares deposited will be credited to your account. By using the Plan’s share safekeeping service, you no longer bear the risks associated with loss, theft or destruction of stock certificates.

WFSS will promptly send you a statement confirming each certificate deposit. Shares deposited and credited to your account with WFSS may be transferred or sold in a convenient and efficient manner. Please read “—17. Can I have a certificate issued for shares credited to my account?” and “—18. How do I sell shares credited to my account?”

16.	How do I send my certificates to WFSS for safekeeping?

A participant may elect to deposit physical Common Stock certificate(s) for safekeeping, by sending the certificate(s) to the Plan Administrator together with instructions to deposit the certificate(s). The certificate(s) will show as surrendered with the corresponding credit to Plan shares. The transaction will appear on the Plan account statement, and shares will be held by the Plan Administrator in its name or nominee name. These shares will be held until the participant sells, withdraws or terminates participation in the Plan. Because the participant bears the risk of loss in sending stock certificate(s), it is recommended that the participant sends them registered, insured for at least 2% of the current market value and request a return receipt. The participant is advised that choosing registered, express or certified mail alone will not provide full protection, should the certificates become lost or stolen. Mail loss insurance provides the coverage needed to replace and reissue the shares should they become lost or stolen through the mail. As the Plan Administrator, WFSS can provide loss insurance for certificates being returned for conversion to book-entry form. Replacement transaction fees may also apply.

To take advantage of the optional mail loss insurance, simply include a check in the amount of $10.00, made payable to “WFSS Surety Program”, along with the certificates and instructions. Choose an accountable mail delivery service such as Federal Express, United Parcel Service, DHL, Express Mail, Purolator, TNT, or United States Postal Service Registered Mail. Any one shipping package may not contain certificates exceeding a total value of $100,000. The value of certificate shares is based on the closing market price of our Common Stock on the trading day prior to the documented mail date.

Claims related to lost certificates under this service must be made within 60 days of the documented delivery service mail date. A copy of the certificate(s) mailed, along with proof that it was sent by trackable mail should be submitted with the claim. This is specific coverage for the purpose of converting shares to book-entry form and the surety is not intended to cover certificates being tendered for certificate breakdown or exchange for other certificates.

17.	Can I have a certificate issued for shares credited to my account?

Yes. Shares of Common Stock purchased under the Plan, and any certificated shares you may deposit for safekeeping, will be credited to your account. WFSS will report the number of shares (including fractional shares) credited to your account as soon as administratively possible after each purchase. You may obtain a certificate for all or any portion of the whole shares credited to your account at any time by an online, telephone or written request to WFSS. Any remaining whole or fractional shares will continue to be credited to your account. If you request a certificate for all shares credited to your account, a certificate will be issued for the whole shares and a cash payment will be made for any remaining fractional share. That cash payment will be based upon the then-current market price of our Common Stock, less any service fee, any applicable processing fee and any other costs of sale. Withdrawal of shares in the form of a certificate in no way affects dividend reinvestment or payment of cash dividends on those shares.

18.	How do I sell shares credited to my account?

Sales are usually made through an affiliated broker, who will receive brokerage commissions. Typically, the shares are sold through the exchange on which the shares of Common Stock are traded. Depending on the number of shares of Common Stock to be sold and current trading volume, sale transactions may be completed in multiple transactions and over the course of more than one day. All sales are subject to market conditions, system availability, restrictions and other factors. The actual sale date, time or price received for any shares sold through the Plan cannot be guaranteed.

Participants may instruct the Plan Administrator to sell shares under the Plan through a Batch Order, Market Order, Day Limit Order, Good-‘Til-Date/Canceled Limit Order or Stop Order.

Batch Order (online, telephone, mail)—The Plan Administrator will combine each request to sell through the Plan with other Plan participant sale requests for a Batch Order. Shares are then periodically submitted in bulk to a broker for sale on the open market. Shares will be sold no later than five business days after WFSS receives a sale request (except where deferral is necessary under state or federal regulations). Bulk sales may be executed in multiple transactions and over more than one day depending on the number of shares being sold and current trading volumes. Once entered, a Batch Order request cannot be canceled.

Market Order (online or telephone)—The participant’s request to sell shares in a Market Order will be at the prevailing market price when the trade is executed. If such an order is placed during market hours, the Plan Administrator will promptly submit the shares to a broker for sale on the open market. Once entered, a Market Order request cannot be canceled. Sales requests submitted near the close of the market may be executed on the next trading day, along with other requests received after market close.

Day Limit Order (online or telephone)—The participant’s request to sell shares in a Day Limit Order will be promptly submitted by the Plan Administrator to a broker. The broker will execute as a Market Order when and if the stock reaches, or exceeds the specified price on the day the order was placed (for orders placed outside of market hours, the next trading day). The order is automatically canceled if the price is not met by the end of that trading day. Depending on the number of shares being sold and current trading volumes, the order may only be partially filled and the remainder of the order canceled. Once entered, a Day Limit Order request cannot be canceled by the participant.

Good-‘Til-Date/Canceled (GTD/GTC) Limit Order (online or telephone)—A GTD/GTC Limit Order request will be promptly submitted by the Plan Administrator to a broker. The broker will execute as a Market Order when and if the stock reaches, or exceeds the specified price at any time while the order remains open (up to the date requested or 90 days for GTC). Depending on the number of shares being sold and current trading volumes, sales may be executed in multiple transactions and may be traded on more than one day. The order or any unexecuted portion will be automatically canceled if the price is not met by the end of the order period. The order may also be canceled by the applicable stock exchange or the participant.

Stop Order (online or telephone)—The Plan Administrator will promptly submit a participant’s request to sell shares in a Stop Order to a broker. A sale will be executed when the stock reaches a specified price, at which time the Stop Order becomes a Market Order and the sale will be at the prevailing market price when the trade is executed. The price specified in the order must be below the current market price (generally used to limit a market loss).

Sales proceeds will be net of any fees to be paid by the participant (see Investment Summary and Fees for details). The Plan Administrator will deduct any fees or applicable tax withholding from the sale proceeds. Sales processed on accounts without a valid Form W-9 for U.S. citizens or Form W-8BEN for non-U.S. citizens will be subject to Federal Backup Withholding. This tax can be avoided by furnishing the appropriate and valid form prior to the sale. Forms are available online at shareowneronline.com.

A check for the proceeds of the sale of shares (in U.S. dollars), less applicable taxes and fees, will generally be mailed by first class mail four business days after trade date. If a participant submits a request to sell all or part of the participant’s shares held in the Plan, and the participant requests net proceeds to be automatically deposited to a checking or savings account, the participant must provide a voided blank check for a checking account or blank savings deposit slip for a savings account. If the participant is unable to provide a voided check or deposit slip, the participant’s written request must have the participant’s signature(s) medallion guaranteed by an eligible financial institution for direct deposit. Requests for automatic deposit of sale proceeds that do not provide the required documentation will not be processed and a check for the net proceeds will be issued.

A participant who wishes to sell shares currently held in certificate form may send them in for deposit to the Plan Administrator and then proceed with the sale. To sell shares through a broker of their choice, the participant may request the broker to transfer shares electronically from the Plan account to the participant’s brokerage account. Alternatively, a stock certificate can be requested that the participant can deliver to their broker.

The price of shares of Common Stock may fluctuate between the time the sale request is received and the time the sale is completed on the open market. The Plan Administrator shall not be liable for any claim arising out of failure to sell on a certain date or at a specific price. Neither WFSS nor any of its affiliates will provide any investment recommendations or investment advice with respect to transactions made through the Plan. This risk should be evaluated by the participant and is a risk that is borne solely by the participant.

Our Securities/Insider Trading Policy provides that officers, directors and employees may not trade shares of Common Stock if in possession of material, non-public information about the company. Sales of shares of Common Stock by officers, directors and employees, including Section 16 officers, must be made in compliance with such policy.

Investment Summary and Fees

Summary

Minimum cash investments
Minimum one-time initial purchase for new investors*	$250.00
* Or 10 minimum recurring automatic investments	$25.00
Minimum one-time optional cash purchase	$25.00
Minimum recurring automatic investments	$25.00

Maximum cash investments
Maximum monthly investment	$10,000

Dividend Reinvestment options
Reinvest options	Full, Partial

Fees

Investment fees
Initial enrollment (new investors only)	$10.00
Dividend reinvestment	Company Paid
Check investment	Company Paid
One-time automatic investment	Company paid
Recurring automatic investment	Company Paid
Dividend purchase trading commission per share	Company paid
Optional cash purchase trading commission per share	Company Paid

Sales fees
Batch Order	$15.00
Market Order	$25.00
Limit Order per transaction (Day/GTD/GTC)	$30.00
Stop Order	$30.00
Sale trading commission per share	$0.10
Direct deposit of sales proceeds	$5.00

Other fees
Certificate issuance	Company Paid
Certificate deposit	Company Paid
Returned check / Rejected automatic bank withdrawals	$25.00 per item
Prior year duplicate statements	$15.00 per year

The processing fees may change at any time, without notice to you. Proceeds are normally paid by check and mailed within two business days after your sale transaction has settled.

WFSS reserves the right to decline to process a sale if it determines, in its sole discretion, that supporting legal documentation is required. In addition, no one will have any authority or power to direct the time or price at which shares for the Plan are sold, and no one, other than WFSS, will select the broker(s) or dealer(s) through or from whom sales are to be made.

You should be aware that the price of our Common Stock may rise or fall during the period between a request for sale, its receipt by WFSS and the ultimate sale on the open market. Instructions sent to WFSS to sell shares are binding and may not be rescinded. If you prefer to have complete control as to the exact timing and sales prices, you can transfer the shares to a broker of your own choosing and sell them through that broker.

19.	Can I transfer shares that are credited to my account?

Yes. You may transfer the ownership of all or part of the shares credited to your account to an account for another person without requiring the issuance of stock certificates. This could include a gift or private sale. Transfers of less than all of the shares credited to your account must be made in whole share amounts. No fractional share may be transferred unless your entire account balance is transferred. Requests for these transfers must meet the same requirements as are applicable to the transfer of Common Stock certificates, including the requirement of a medallion signature guarantee. Simply call WFSS to obtain the proper instructions, requirements and documents necessary to complete your transfer. Transfer instructions may also be obtained online at shareowneronline.com. Shares that are transferred will be credited to the transferee’s account. An account will be opened in the name of the transferee if the transferee is not already a registered shareholder, and the transferee’s account will be enrolled in the Plan under the same dividend reinvestment option as the transferor unless the transferor specifies differently. After the transfer has been made, the transferee may change the dividend reinvestment option as described in Question 7 above. After the transfer, the transferee will receive an account statement showing the number of shares transferred to and held in the transferee’s account.

20.	What if ONEOK issues a stock dividend or declares a stock split? What happens in the event of a rights offering?

It is understood that any stock dividends or stock splits distributed by ONEOK on shares of Common Stock held by the Plan Administrator for the participant will be credited to the participant’s account pursuant to the participant’s dividend election. This will include all whole and fractional shares. Please see Question 6 above.

In the event that ONEOK makes available to its shareowners any rights to subscribe for additional shares of Common Stock, the rights to subscribe will be based on any shares held in and outside of the Plan. Any new shares of Common Stock distributed by ONEOK resulting from the exercise of the rights will be issued directly to the participant.

21.	What reports will I receive?

Whenever you purchase, sell or deposit shares through the Plan, you will promptly receive from WFSS a statement with the details of the transaction, unless you are participating in the Plan through your broker, bank or nominee. All shares you hold or purchase through the Plan are recorded in the same account. After each dividend reinvestment or optional investment, you will receive from WFSS a detailed statement showing the amount of the latest dividend reinvested or optional investment, the purchase price per share, the number of shares purchased and the total shares credited to your account. The statement also will show year-to-date account information. You should retain these statements to establish the cost basis of shares of Common Stock purchased under the Plan for income tax purposes. You may also obtain information about your account by accessing it through the WFSS website, shareowneronline.com.

You may elect to have your statements and other information sent to you automatically by initiating eDelivery through shareowneronline.com.

In addition, you will receive copies of the same communications sent to all other holders of record of our Common Stock. This includes our annual report to shareholders, quarterly reports to shareholders, the notice of annual meeting and proxy statement. You will also be furnished with Internal Revenue Service information for reporting dividends paid and proceeds derived from any sale of shares credited to your account in the form and manner as the Internal Revenue Service may require. All notices, statements and reports from WFSS to you will be addressed to your latest address of record with WFSS.

In order to insure receipt of Plan reports and information, you must promptly notify WFSS of any change of address.

22.	Are there costs associated with participation?

All costs for the purchase of shares and administration of the Plan will be paid by us with the exception of:

•	Costs associated with automatic investments that may be assessed by your financial institution (as described under Question 10 above).

•	Any costs resulting from your having insufficient funds to effect payment for initial and/or optional cash investments.

•	Those costs associated with your direction to WFSS to sell all or a portion of your shares (as described under Question 18 above).

•	Those costs related to a sale of a fractional share (as described under Question 18 above and Question 27 below).

Additionally, ONEOK may require waiver participants to pay reasonable costs associated with purchases made under a waiver.

23.	Can I pledge or assign shares credited to my account?

No. Except as described under Question 19 above regarding transfers of shares, shares of Common Stock credited to your account may not be pledged or assigned. If you wish to pledge shares of Common Stock credited to your account, you must request that those shares be issued in your name as described under Question 17 above.

24.	How do I vote shares credited to my account at shareholders’ meetings?

You have the right to vote all shares of Common Stock held in your Plan account. You will be sent the proxy material and are encouraged to read the information carefully. You may vote either online, by telephone or by returning the signed, dated proxy card. Your shares will be voted in accordance with your most recent instructions.

25.	Can the Plan be terminated, suspended or modified?

Yes. We reserve the right to terminate, suspend or modify the Plan at any time, in whole or in part, in respect to participants in one or more jurisdictions. All affected participants will receive notice of any termination, suspension or modification of the Plan.

26.	What are the responsibilities of ONEOK and WFSS under the Plan?

The Plan Administrator, its nominee and ONEOK shall have no responsibility beyond the exercise of ordinary care for any action taken or omitted pursuant to the Plan, nor shall they have any duties, responsibilities or liabilities except as expressly set forth herein.

In administering the Plan, neither ONEOK, the Plan Administrator nor any independent agent selected by the Plan Administrator shall be liable for any good faith act or omission to act, including, but not limited to any claim of liability (i) arising out of the failure to terminate a participant’s account upon such participant’s death prior to receipt of a notice in writing of such death, (ii) with respect to the prices or times at which shares of Common Stock are purchased or sold, or (iii) as to the value of shares of Common Stock acquired for participants. Buying and selling shares of Common Stock involves investment risk. The price may fall or rise during the period between a request for investment or sale, its receipt by the Plan Administrator, and the ultimate transaction in the open market. Any decision to purchase or sell securities through the Plan must be made by the participant based upon his or her own research and judgment. The price risk will be borne solely by the participant.

The Plan Administrator is acting solely as agent for ONEOK and owes no duties, fiduciary or otherwise, to any other person by reason of the Plan, and no implied duties, fiduciary or otherwise, shall be read into the Plan. The Plan Administrator undertakes to perform such duties and only such duties as are expressly set forth herein, to be performed by it, and no implied covenants or obligations shall be read into the Plan against the Plan Administrator or ONEOK.

In the absence of negligence or willful misconduct on its part, the Plan Administrator, whether acting directly or through agents or attorneys, shall not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties hereunder. In no event shall the Plan Administrator be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profit), even if the Plan Administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.

The Plan Administrator shall: (i) not be required to and shall make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own; and (ii) not be obligated to take any legal action hereunder that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity.

The Plan Administrator shall not be responsible or liable for any failure or delay in the performance of its obligations under the Plan arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities; computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Plan Administrator shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as administratively possible under the circumstances.

The Plan Administrator is authorized to choose a broker, including an affiliated broker, at its sole discretion to facilitate purchases and sales of shares of Common Stock by Plan participants. The Plan Administrator will furnish the name of the registered broker, including any affiliated broker, utilized in share transactions within a reasonable time upon written request from the participant.

ONEOK and the Plan Administrator may agree from time to time to amendments and modifications of the Plan.

The Plan Administrator may, for various reasons, require a transaction request to be submitted in writing. Contact the Plan Administrator to determine if a particular request, including any sales request, must be submitted in writing.

Any notice, instruction, request, election or direction that is required or permitted under the Plan shall become effective when received by the Plan Administrator. Such notice, instruction, request, election or direction shall be mailed to the address set forth in this prospectus.

Except as otherwise expressly provided herein, participants may not sell, pledge, hypothecate or otherwise assign or transfer the participant’s account, any interest therein or any cash or shares credited to the participant’s account. No attempt at any such sale, pledge, hypothecation or other assignment or transfer shall be effective. Nothing herein shall affect a shareowner’s rights in respect to shares for which certificate(s) have been received.

The Plan Administrator may terminate the account at any time by notice in writing mailed to the participant.

Funds received by WFSS for cash purchases of Plan shares in advance of a Plan purchase date may be invested by WFSS in certain Permitted Investments. For purposes of the Plan, “Permitted Investments” shall mean any money market mutual funds registered under the Investment Company Act (including those of an affiliate of WFSS or for which WFSS or any of its affiliates provides management advisory or other services) consisting entirely of (i) direct obligations of the United States of America; or (ii) obligations fully guaranteed by the United States of America. The risk of any loss from such Permitted Investments shall be the responsibility of WFSS. Investment income from such Permitted Investments shall be retained by WFSS.

27.	Can my participation in the Plan be terminated?

If you do not own at least one whole share registered in your name in stock certificate form or credited to your account, your participation in the Plan may be terminated. In that event, you would receive a cash payment for the fractional share remaining in your account based on the then-current market price of our Common Stock, less any service fee, any applicable processing fee and any other costs of sale.

28.	What law governs the Plan?

The Plan and its operations are governed by the laws of the State of Oklahoma and federal securities laws, if applicable.

29.	Can I make an optional cash investment in excess of $10,000 per month?

Submission of Requests for Waiver

Optional cash investments of more than $10,000 monthly (including any initial investments in excess of $10,000 per month) (“Large Cash Purchase”) may be made only by investors that submit a request for waiver. Large Cash Purchase requests may be approved by us in our sole discretion at any time. Investors who wish to make Large Cash Purchases for any month should telephone ONEOK at (918) 588-7000 or access ONEOK’s corporate website to determine if we will be considering Large Cash Purchase requests for such month. When you inquire, you will be informed of one of the following:

•	that we are not currently considering Large Cash Purchase requests; or

•	that we will be considering Large Cash Purchase requests, in which case we will provide information about submitting a Large Cash Purchase request form.

Large Cash Purchase request forms may be obtained by telephoning (918) 588-7000 or through our transfer agent WFSS at shareowneronline.com. We must receive completed Large Cash Purchase requests via facsimile at (918) 588-7960 by no later than 4:00 p.m. Central Time on the third business day before the first day of the “pricing period” for the applicable waiver period, as described below. We will notify by return email or by telephone any investor whose Large Cash Purchase request has been approved (including the amount of the investment approved) by 4:00 p.m. Central Time on the second business day before the first day of the applicable pricing period. The Plan Administrator must receive good funds relating to any approved Large Cash Purchase request by wire transfer to the account designated by us no later than 2:00 p.m. Central Time on the business day before the first day of the applicable pricing period. All such funds received after 2:00 p.m. Central Time on such business day may be returned without interest.

Action on Large Cash Purchase Requests.

We have the sole discretion to grant or refuse to grant, in whole or in part, a Large Cash Purchase request. In acting on a Large Cash Purchase request, we will consider relevant factors, including without limitation:

•	whether the Plan is then purchasing shares of Common Stock from us or in the open market;

•	our need for additional funds;

•	the attractiveness of obtaining funds through the sales of shares of Common Stock under the Plan compared to other available sources of funds;

•	the purchase price likely to apply to any sales of shares of Common Stock under the Plan;

•	the party submitting the request, including the extent and nature of that party’s prior participation in the Plan and the number of shares of Common Stock held by that party; and

•	the aggregate amount of Large Cash Purchases in excess of $10,000 monthly for which we have received Large Cash Purchase requests under the Plan.

Large Cash Purchases

Large Cash Purchases will be priced as follows:

•	To determine the purchase price of shares of Common Stock purchased from us pursuant to a Large Cash Purchase request, we will fix the number of trading days in the “pricing period” for the applicable investment. The pricing period generally will consist of one to 15 consecutive trading days, unless the pricing period is extended as described below. On each trading day, we will generally apply an equal portion of the amount approved for investment pursuant to a Large Cash Purchase request to the purchase of shares of Common Stock, subject to the qualifications described below. Each day in the pricing period on which shares of Common Stock are purchased is referred to as a “Large Cash Purchase Date.” The price for shares of Common Stock purchased on each Large Cash Purchase Date in a pricing period will be equal to 100% (less any applicable discount, as described below) of the composite volume weighted average price, rounded to four decimal places, of shares of Common Stock, as traded on the composite exchanges during regular NYSE hours on the Large Cash Purchase Date. We will obtain this composite exchange pricing information from Bloomberg, LP or, if Bloomberg, LP is no longer providing this information, another authoritative source.

•	We may establish for each pricing period a minimum, or “threshold,” price applicable to purchases made pursuant to a Large Cash Purchase request. We will make this determination in our discretion after a review of, among other factors, current market conditions, the level of participation in the Plan and our current and projected capital needs. We will notify an investor of the establishment of a threshold price at the time the Large Cash Purchase request has been approved.

•	If established for any pricing period, the threshold price will be stated as a dollar amount which the composite volume weighted average price of shares of Common Stock, rounded to four decimal places, as traded during regular NYSE hours, must equal or exceed for each trading day of such pricing period (not adjusted for discounts, if any) in order for such trading day to be considered a Large Cash Purchase Date. Except as provided below, any trading day for which such volume weighted average price is less than the applicable threshold price will not be considered a Large Cash Purchase Date, and no funds will be invested in shares of Common Stock on that date. Funds that are not invested will be returned without interest, as described below.

•	The establishment of the threshold price and the potential return of a portion of investment funds apply only to investments made pursuant to Large Cash Purchase requests. Establishing a threshold price for a particular pricing period will not affect the establishment of a threshold price for any subsequent pricing period.

•	If we establish a threshold price for any pricing period, we may elect to extend that pricing period. If we do so, the initial pricing period may be extended by the number of trading days during the initial pricing period, up to three trading days, during which the threshold price is not satisfied or there are no trades of shares of Common Stock on the composite exchanges.

•	Neither we nor the Plan Administrator are required to notify you that a threshold price has been established for any pricing period.

•	If we elect to grant a pricing period extension and the threshold price is satisfied for any additional trading day during an extension, that trading day will be included as a Large Cash Purchase Date for the extended pricing period. For example, if the extension feature is in use and the initial pricing period is ten trading days, but the threshold price is not satisfied on three out of those ten days, the pricing period may be extended by three trading days. If the threshold price is satisfied on any of the three trading days during the extension period, each of those three trading days will be a Large Cash Purchase Date for that pricing period.

•	We may, in our sole discretion, establish a discount from the market price otherwise applicable to Large Cash Purchases (including initial investments) made pursuant to a request for waiver, but we are not obligated to do so. Any discount (including any applicable brokerage fees paid by us) may be 0.0% to 5.0% of the regular market price and may be varied by us in our sole discretion. We may establish any discount in our sole discretion after a review of, among other factors, current market conditions, the level of participation in the Plan, the attractiveness of obtaining financing through the sale of shares of Common Stock as compared to other sources of funds, and our current and projected capital needs. Establishing a discount for a particular pricing period will not affect the establishment of a discount for any subsequent pricing period.

•	Any investor purchasing shares of Common Stock pursuant to a request for a Large Cash Purchase will be treated as the beneficial owner of all shares of Common Stock purchased on each Large Cash Purchase Date in the applicable pricing period as of the close of business on such Large Cash Purchase Date, although Plan shares of Common Stock will not be credited to such investor’s account until the conclusion of the pricing period unless we elect to use the “continuous settlement feature” described below for that pricing period.

•	If we elect to use the continuous settlement feature, shares of Common Stock will be credited to the Plan accounts of investors purchasing shares of Common Stock pursuant to requests for a Large Cash Purchase within three business days after each Large Cash Purchase Date. We may activate the continuous settlement feature for a particular investment at the time we determine other pricing terms in respect of shares of Common Stock to be sold pursuant to a Large Cash Purchase request.

•	We will return, without interest, any amount to be invested pursuant to a Large Cash Purchase request that is not applied to the purchase of shares of Common Stock because the threshold price is not met or shares of Common Stock are not traded on the composite exchanges on any trading day during a pricing period or extension, as applicable. Any such uninvested funds will be returned within five business days after the last day of the applicable pricing period, as it may be extended. The amount returned will be based on the number of days on which the threshold price was not satisfied or no trades were reported on the composite exchanges compared to the total number of days in the pricing period or extended pricing period, as applicable. For example, the amount returned for a ten-day pricing period will equal one-tenth of the total amount of your proposed Large Cash Purchase investment for each trading day on which the threshold price is not satisfied or shares of Common Stock are not traded on the composite exchanges.

From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from any waiver discounts applicable to investments made pursuant to requests for waiver for Large Cash Purchases under the Plan. Those transactions may cause fluctuations in the trading volume of our Common Stock. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of Common Stock to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purpose of the Plan.

We may alter, amend, supplement or waive, in our sole discretion, the time periods and/or other parameters relating to optional cash purchases in excess of $10,000 per month made by one or more participants in the Plan or new investors, at any time and from time to time, prior to the granting of any request for waiver.

FEDERAL INCOME TAX CONSEQUENCES

The following is believed by us to be an accurate summary of certain U.S. federal income tax consequences of participation in the Plan as of the date of this prospectus.

This summary of U.S. federal income tax consequences is for general information, is not legal advice and does not reflect the tax consequences of every possible situation that could result from participation in the Plan. This summary is based upon the Internal Revenue Code, U.S. Treasury regulations promulgated thereunder (the “Treasury Regulations”), and administrative rulings and court decisions, all as of the date hereof and all of which are subject to change. This summary does not apply to non-U.S. participants, except as specifically indicated below under “Withholding,” and is limited to participants who hold shares of Common Stock as capital assets (generally, property that is held as an investment). Further, this summary does not address all aspects of U.S. federal income taxation that may affect participants in light of their particular circumstances, or to participants subject to special treatment under U.S. federal income tax law. It also does not address any U.S. federal estate or gift tax consequences, any state, local or foreign tax consequences or the Medicare tax on net investment income. You should consult your own tax advisor with respect to the U.S. federal, state, local and foreign tax consequences of participation in the Plan in light of your own particular circumstances.

Dividend Reinvestment

In general, with respect to cash dividends paid by us and reinvested under the Plan, you will be treated for U.S. federal income tax purposes as though you actually received a distribution in cash that will be treated as dividend income to you to the extent paid out of our current earnings and profits, as determined under U.S. federal income tax principles. If shares of Common Stock are purchased by WFSS directly from us with reinvested dividends, you must include in gross income a taxable dividend equal to the number of shares purchased with the reinvested dividends multiplied by the fair market value of a share of Common Stock on the applicable Purchase Date. The shares of Common Stock acquired directly from us by dividend reinvestment should have a tax basis for determining gain or loss equal to the fair market value of the shares on the applicable Purchase Date. With respect to reinvested dividends used to purchase shares in open market transactions, you must include in gross income a taxable dividend equal to the cash dividend used to purchase those shares and your allocable portion of any processing fee paid by us with respect to shares purchased for your account. The tax basis for any shares of Common Stock purchased in open market transactions with reinvested dividends should be equal to the weighted average purchase price of all shares purchased for the applicable Purchase Date. See Question 14.

Optional Cash Investments

If you make optional cash investments to purchase shares of Common Stock under the Plan, any discount provided by the Plan for such investment will be treated as a distribution taxable to you as a dividend. The taxable amount will be the excess of the fair market value of the shares acquired on the applicable Purchase Date over the purchase price paid by you for the shares purchased.

The amount of any discount provided by the Plan on a purchase of shares of Common Stock will be treated and accounted for as a distribution taxable to you as a dividend, irrespective of whether you are participating in dividend reinvestment under the Plan. You should consult your own tax advisor to determine the appropriate tax treatment of any optional cash investment to acquire shares of Common Stock under the Plan in which a discount is provided to you.

Shares of Common Stock acquired with optional cash investments should have a tax basis equal to the amount paid for the shares. If shares of Common Stock acquired by optional cash investments are purchased at a discount, the tax basis of the shares should be the fair market value of the shares purchased with an optional cash investment.

If shares of Common Stock are purchased in open market transactions with optional cash investments you make under the Plan, you will also realize a taxable dividend to the extent of an allocated portion of any processing fees paid by us with respect to shares purchased.

Withholding

The dividends reinvested and the proceeds of the sale of shares under the Plan may be subject to U.S. federal backup withholding in certain circumstances. WFSS will furnish necessary forms and instructions concerning the application of backup withholding rules. Any amounts required to be withheld under these rules will be deducted from the dividends reinvested and/or proceeds of any sale of shares, and the remaining amount reinvested or paid. In the case of non-U.S. participants who are subject to U.S. tax withholding, WFSS will reinvest dividends less the amount of tax required to be withheld and make other withholdings required by applicable rules.

An additional withholding tax under the Foreign Account Tax Compliance Act (“FATCA”) will apply to certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. Specifically, a 30% withholding tax will be imposed on dividends on, or gross proceeds from the sale or other disposition of, Common Stock paid to a foreign financial institution or to a non-financial foreign entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations (ii) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution, and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. If applicable, withholding under FATCA will apply to payments of dividends on Common Stock made on or after July 1, 2014 and to payments of gross proceeds from a sale or other disposition of Common Stock on or after January 1, 2017. If withholding is required under these rules, the appropriate amount of tax will be deducted from dividends and from the proceeds of the sale of Common Stock, and only the remaining amount will be reinvested or paid. Prospective participants should consult with their own tax advisors regarding FATCA and the application of these requirements to an investment in Common Stock acquired through the Plan.

Sale of Shares

If you receive a cash payment for the sale of shares credited to your account, there may be gain or loss measured by the difference between the amount of cash received and your tax basis in the shares sold. In general, any gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if you have held the shares for more than one year. The holding period for shares of Common Stock purchased under the Plan will begin the day after the date the shares are acquired regardless of the source of purchase. Consequently, shares of Common Stock acquired at different times will have different holding periods. Long-term capital gain of an individual is generally taxed at favorable rates. The deductibility of capital losses is subject to limitations. You should consult with your own tax advisor to determine the specific tax consequences of any particular sale of shares to be made and the treatment of any fractional shares of Common Stock.

Tax Information Reporting

The dividends paid to you as a shareholder, and any processing fees paid by us on your behalf, as described above, will be reported on the appropriate IRS forms, which will be mailed to you and the Internal Revenue Service by January 31 following the end of the year of payment. Shares of Common Stock sold through WFSS will be reported on IRS Form 1099-B, which will be mailed to you and the Internal Revenue Service by February 15 following the end of the year of the sale. Form 1099-B will state the amount of the sale proceeds and the tax basis of shares sold.

The Plan qualifies as a dividend reinvestment plan within the meaning of Treasury Regulation 1.1012-1(e)(6)(i), which enables participants to use the “average basis method” in certain circumstances (as discussed below) when determining the tax basis of any shares sold. As a result, in order to participate in the Plan, you must elect to reinvest a minimum of 10% of the dividends (if any) paid on shares held in the Plan.

The Plan assumes that each participant will use the first-in, first-out “FIFO” method when determining the tax basis of any shares sold. Participants may designate their preference for a different method of determining the tax basis of shares sold by identifying this preference in writing to WFSS. Participants may designate their preference for “specific identification” cost basis at any time or may designate their preference for the average basis method effective for sales occurring after the election. Federal tax regulations require the FIFO tax lot selection method after the average cost basis election has been made. If a participant chooses to receive a dividend in cash, or reinvest less than 10% of a dividend, the participant is not eligible to utilize the average basis method for sale of shares through the Plan. Participants should consult with their own tax advisors regarding the tax consequences of participation in the Plan and determination of the tax basis of any shares sold.

PLAN OF DISTRIBUTION AND UNDERWRITERS

Pursuant to the Plan, we may be requested to approve optional cash investments in excess of the allowable maximum amounts pursuant to requests for waiver on behalf of participants that may be engaged in the securities business. In deciding whether to approve such a request, we will consider relevant factors including, but not limited to, whether the Plan is then acquiring newly issued shares of Common Stock or acquiring shares through open market purchases or privately negotiated transactions, our need for additional funds, the attractiveness of obtaining those funds by the sale of Common Stock under the Plan in comparison to other sources of funds, the purchase price likely to apply to any sale of Common Stock, the participant submitting the request, including the extent and nature of the participant’s prior participation in the Plan and the number of shares of Common Stock held of record by the participant, the aggregate number of requests for waiver that have been submitted by all participants and federal and state securities laws.

Persons who acquire shares of Common Stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act and may be considered to be underwriters within the meaning of the Securities Act. We will not extend to any person any rights or privileges other than those to which it would be entitled as a participant, nor will we enter into any agreement with any person regarding their purchase of shares or any resale or distribution of shares. We may, however, approve requests for optional cash investments by them in excess of allowable maximum limitations. If requests are submitted for an aggregate amount in excess of the amount we are willing to accept, we may honor requests in order of receipt, pro rata or by any other method which we determine to be appropriate.

We will be responsible for all fees, commissions or expenses in connection with the Plan, except that, if you direct WFSS to sell shares of Common Stock credited to your account, WFSS will deduct from the sales proceeds any applicable service fee (currently $15.00 per sale transaction for Batch Orders), any applicable processing fee (currently $0.10 per share sold) and any other costs of sale (currently $5.00 for net sale proceeds via direct deposits). These fees may change at any time without notice to you. You will also be responsible for any fees, commissions and expenses associated with sales of any fractional shares you own.

USE OF PROCEEDS

The Plan will raise additional capital for us to the extent that newly-issued shares of Common Stock or treasury shares are purchased from us (rather than acquiring shares in the open market or in privately negotiated transactions). We do not know the number of shares of Common Stock that will ultimately be purchased pursuant to the Plan, or the prices at which the shares will be purchased. We currently intend to issue newly-issued or treasury shares to satisfy demand for shares under the Plan; therefore, the Plan is expected to raise additional capital for us. We intend to use the net proceeds from the sale of newly-issued shares of Common Stock or treasury stock for one or more of the following, depending upon circumstances at the time of such sales: repayment of indebtedness, investments in assets, working capital, and general corporate purposes. Pending those uses, we may temporarily invest the net proceeds in short-term investments consistent with our investment policies.

LEGAL MATTERS

The validity of the securities and all legal matters in connection with the Direct Stock Purchase and Dividend Reinvestment Plan will be passed upon for ONEOK by GableGotwals, Tulsa, Oklahoma.

EXPERTS

The financial statements incorporated in this Prospectus by reference to ONEOK, Inc.’s Current Report on Form 8-K dated September 18, 2014 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of ONEOK, Inc. for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution (Estimated).

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimated, except the SEC registration fee.

SEC registration fee	$43,586
Legal fees and expenses	55,000
Printing and engraving	30,000
Accounting fees and expenses	15,000

$143,586

Item 15.	Indemnification of Directors and Officers.

ONEOK, Inc., as an Oklahoma corporation (“ONEOK”), is empowered by Section 1031 of the Oklahoma General Corporation Act, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding (whether civil, criminal or administrative) in which such person is made or threatened to be made a party by reason of his being or having been a director, officer, employee or agent of ONEOK or is or was serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of ONEOK, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. However, in an action by or in the right of ONEOK, Section 1031 prohibits indemnification if such person is adjudged to be liable to ONEOK, unless such indemnification is allowed by a court of competent jurisdiction. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of shareholders, or disinterested directors, or otherwise.

The certificate of incorporation of ONEOK provides that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of unlawful dividends or unlawful stock purchases or redemptions or (iv) any transaction from which the director derived an improper personal benefit.

Article VIII of ONEOK’s bylaws provides that directors and officers of ONEOK shall be indemnified by ONEOK to the fullest extent permitted by the Oklahoma General Corporation Act, including the advance of related expenses. Pursuant to Article VIII of the bylaws of ONEOK, upon authorization and determination (i) by the board of directors by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum; (ii) by a committee of directors designated by a majority vote of directors, even though less than a quorum; (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or (iv) by the shareholders, ONEOK is obligated to indemnify any person who incurs liability by reason of the fact that he is or was a director, officer, employee or agent of ONEOK, or is or was serving at the request of ONEOK as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise or as a member of any committee or similar body, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of ONEOK, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. However, in an action, suit or proceeding by or in the right of ONEOK, no indemnification will be made if such person shall be adjudged to be liable to ONEOK, unless such indemnification is allowed by a court of competent jurisdiction.

ONEOK has entered into indemnification agreements with its directors and officers. These indemnification agreements provide that ONEOK is obligated to indemnify the specified director or officer to the fullest extent permitted by law. The agreements provide that, upon request by a director or officer, ONEOK is obligated to advance expenses for defense of a claim made against the director or officer. The obligation of ONEOK to indemnify the director or officer is subject to applicable law and the determination by a “reviewing party” selected by the board of directors that the director or officer is entitled to indemnification. In addition, the agreements obligate ONEOK to indemnify the specified officer or director to the extent of ONEOK’s recoveries under insurance policies regardless of whether the director or officer is ultimately determined to be entitled to indemnification. The agreements also provide for partial indemnification if a portion of a claim for indemnification is not allowed by the reviewing party appointed by the board of directors.

ONEOK provides liability insurance for its directors and officers which provides for coverage against loss from claims made against officers and directors in their capacity as such, including, subject to certain exceptions, liabilities under the federal securities laws.

It is recognized that the above-summarized provisions of ONEOK’s bylaws, the indemnification agreements and the applicable provisions of the Oklahoma General Corporation Act may be sufficiently broad to indemnify officers, directors and controlling persons of ONEOK against liabilities arising under such act.

Item 16.	Exhibits.

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of ONEOK, Inc., dated May 15, 2008, as amended (incorporated by reference from Exhibit 3.1 to ONEOK, Inc.’s Quarterly Report on Form 10-Q filed August 1, 2012).

4.2	Amended and Restated Bylaws of ONEOK, Inc. (incorporated by reference from Exhibit 3.1 to ONEOK, Inc.’s Current Report on Form 8-K filed February 21, 2014).

4.3	Certificate of Correction form dated November 5, 2008 (incorporated by reference from Exhibit 4.2 to ONEOK, Inc.’s Registration Statement on Form S-3 filed November 21, 2008).

4.4	Form of Common Stock Certificate (incorporated by reference to Exhibit 1 to ONEOK, Inc.’s Registration Statement on Form 8-A filed on November 21, 1997).

5.1†	Opinion of GableGotwals, as to the legality of the securities being registered.

23.1†	Consent of PricewaterhouseCoopers LLP.

23.2†	Consent of GableGotwals (contained in exhibit 5.1).

24.1†	Powers of Attorney (included on the signature page of this registration statement)

†	Filed herewith.

Item 17.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the Plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by such undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on the 25th day of September, 2014.

ONEOK, INC.

By:	/s/ Derek S. Reiners
Derek S. Reiners
Senior Vice President, Chief Financial
Officer and Treasurer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints Derek S. Reiners, Stephen W. Lake and Eric Grimshaw, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and registration statements filed pursuant to Rule 462 under the Securities Act, and to file the same with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated and on the 25th day of September, 2014.

Signature	Title

/s/ John W. Gibson	Chairman of the Board
John W. Gibson

/s/ Terry K. Spencer	President, Chief Executive Officer and Director
Terry K. Spencer

/s/ Derek S. Reiners	Senior Vice President, Chief Financial Officer and Treasurer
Derek S. Reiners

/s/ Sheppard F. Miers III	Vice President and Chief Accounting Officer
Sheppard F. Miers III

/s/ James C. Day	Director
James C. Day

/s/ Julie H. Edwards	Director
Julie H. Edwards

Signature	Title

/s/ William L. Ford	Director
William L. Ford

/s/ Bert H. Mackie	Director
Bert H. Mackie

/s/ Steven J. Malcolm	Director
Steven J. Malcolm

/s/ Jim W. Mogg	Director
Jim W. Mogg

/s/ Pattye L. Moore	Director
Pattye L. Moore

/s/ Gary D. Parker	Director
Gary D. Parker

/s/ Eduardo A. Rodriguez	Director
Eduardo A. Rodriguez

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of ONEOK, Inc., dated May 15, 2008, as amended (incorporated by reference from Exhibit 3.1 to ONEOK, Inc.’s Quarterly Report on Form 10-Q filed August 1, 2012).

4.2	Amended and Restated Bylaws of ONEOK, Inc. (incorporated by reference from Exhibit 3.1 to ONEOK, Inc.’s Current Report on Form 8-K filed February 21, 2014).

4.3	Certificate of Correction form dated November 5, 2008 (incorporated by reference from Exhibit 4.2 to ONEOK, Inc.’s Registration Statement on Form S-3 filed November 21, 2008).

4.4	Form of Common Stock Certificate (incorporated by reference to Exhibit 1 to ONEOK, Inc.’s Registration Statement on Form 8-A filed on November 21, 1997).

5.1†	Opinion of GableGotwals, as to the legality of the securities being registered.

23.1†	Consent of PricewaterhouseCoopers LLP.

23.2†	Consent of GableGotwals (contained in exhibit 5.1).

24.1†	Powers of Attorney (included on the signature page of this registration statement)

†	Filed herewith.